As filed with the Securities and Exchange Commission on May 28, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RENEWABLE ENERGY GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-4785427
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

416 South Bell Avenue

Ames, Iowa 50010

(515) 239-8000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Daniel J. Oh

Chief Executive Officer

416 South Bell Avenue

Ames, Iowa 50010

(515) 239-8000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Blair W. White, Esq.

Heidi E. Mayon, Esq.

Pillsbury Winthrop Shaw Pittman LLP

Four Embarcadero Center, 22nd Floor

San Francisco, California 94111

(415) 983-1000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒    File No. 333-186822.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Unit (1)(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Offering:
Common Stock, par value $.0001 per share (3)				—
Preferred Stock, par value $.0001 per share (3)				—
Debt Securities (3)				—
Depositary Shares (4)
Warrants				—
Rights				—
Total Offering			$23,750,000	$3,059 (2)

(1)	Such indeterminate amount or number of each identified class of securities, as may from time to time be issued at indeterminate prices, with an aggregate initial offering price not to exceed $23,750,000. Securities registered hereunder with respect to the offering may be sold separately, together or as units with other securities registered hereunder. The Registrant previously registered common stock, preferred stock, debt securities, depositary shares, warrants and rights to purchase any combination of the foregoing securities and rights to purchase common stock or preferred stock, as may from time to time be issued at indeterminate prices, with an aggregate initial offering price not to exceed $120,000,000, on its Registration Statement on Form S-3 No. 333-186822. In accordance with Rule 462(b), an additional amount of such securities having a proposed maximum offering price of no more than 20% of the maximum offering price of the securities included and eligible to be sold under such previous Registration Statement are hereby registered.
(2)	Estimated solely for the purpose of calculating the registration fee for the offering pursuant to Rule 457(o) under the Securities Act of 1933. Pursuant to Rule 457(o) and General Instruction II.D of Form S-3, which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed for the offering, the table does not specify by each class information as to the amount to be registered or proposed maximum offering price per unit.
(3)	Subject to footnote (1), there are also being registered hereunder an indeterminate amount or number of shares of common stock, preferred stock or debt securities that may be issued upon conversion of, or in exchange for, preferred stock or debt securities registered hereunder or upon exercise of warrants or rights registered hereunder, as the case may be.
(4)	Subject to footnote (1), there are being registered hereunder an indeterminate number of depositary shares to be evidenced by depositary receipts issued pursuant to a deposit agreement. If the Registrant elects to offer to the public fractional interests in shares of preferred stock registered hereunder, depositary receipts will be distributed to those persons purchasing such fractional interests, and the shares of preferred stock will be issued to the depositary under the deposit agreement.

This registration statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933.

EXPLANATORY NOTE AND

INCORPORATION BY REFERENCE OF CERTAIN INFORMATION

This Registration Statement on Form S-3 is filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and incorporates by reference the contents of, including all amendments, supplements and exhibits thereto and all information incorporated by reference therein, the Registration Statement on Form S-3 No. 333-186822, which was declared effective by the Securities and Exchange Commission on April 10, 2013. The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ames, State of Iowa, on May 28, 2014.

RENEWABLE ENERGY GROUP, INC.

By:	/s/ Daniel J. Oh
Daniel J. Oh
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Daniel J. Oh Daniel J. Oh	President, Chief Executive Officer and Director (Principal Executive Officer)	May 28, 2014

* Chad Stone	Chief Financial Officer (Principal Financial Officer)	May 28, 2014

* Chad A. Baker	Controller (Principal Accounting Officer)	May 28, 2014

* Jeffrey Stroburg	Director (Chairman)	May 28, 2014

* Delbert Christensen	Director	May 28, 2014

* Michael A. Jackson	Director	May 28, 2014

* Randolph Howard	Director	May 28, 2014

* Michael Scharf	Director	May 28, 2014

* Christopher Sorrells	Director	May 28, 2014

*By:	/s/ Daniel J. Oh
Daniel J. Oh
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP, Independent Registered Accounting Firm

24.1*	Power of Attorney.

*	Filed as Exhibit 24.1 to Registration Statement No. 333-186822 and incorporated herein by reference.